Exhibit 99

             USANA Reports Record First Quarter Net Sales

   SALT LAKE CITY--(BUSINESS WIRE)--April 18, 2006--USANA Health Sciences Inc. (Nasdaq:USNA) today announced record net sales for the fiscal first quarter of 2006 (ended April 1). Net sales in the first quarter of 2006 increased 17.1% to $89.7 million, compared with $76.6 million in the first quarter of the prior year. Net sales growth for the first quarter of 2006 was driven primarily by a 14.3% increase in the number of active Associates, compared with the first quarter of the prior year.
   Earnings from operations in the first quarter of 2006 grew 7.1% to $14.5 million, or 16.2% of net sales, compared with $13.6 million, or 17.7% of net sales, in the first quarter of the prior year. Earnings from operations in the first quarter of 2006 were reduced by $947,000 due to the newly required expensing of equity-based compensation. The company achieved net earnings in the first quarter of 2006 of $9.6 million, an increase of 7.1%, compared with net earnings of $8.9 million in the first quarter of the prior year. Earnings per share in the first quarter of 2006 improved to $0.50 per share, an increase of 11.2%, compared with $0.45 per share in the first quarter of the prior year. Earnings per share in the first quarter of 2006 were reduced by $0.03 due to the newly required expensing of equity-based compensation.
   "In North America, the number of Associates grew by 14.7%, with a 22.1% increase in sales," commented Dave Wentz, president of USANA. "In the U.S., the number of Associates grew by 20.0%, with a 25.2% increase in sales. These results give us confidence that we can continue to grow in our mature markets over the long term.
   "Regarding our products, we continue to achieve growth across each of our product lines," continued Wentz. "Following the successful launch of our RESET(TM) Weight Management Program, at our international convention in September, we have experienced strong sales growth of our low-glycemic, macro optimizer products, which grew to 13.1% of product sales in the first quarter. We believe each of our product categories has benefited from the investments we have made in our Associate sales tools and in our sampling and incentive programs.
   "While we continue to expect to open one new market in 2006," continued Wentz, "the government registration process in that target country has further delayed that opening. Despite this, and based upon our current momentum, we believe 2006 will be another record year."
   Commenting on USANA's financial results, Gilbert A. Fuller, chief financial officer, said, "We are pleased to report strong double-digit sales growth in the first quarter, compared with the prior year period. These results reflect growth in all of our markets, except in Japan and Taiwan, where we expect to see positive trends as the year progresses. In addition to these excellent results in our North American markets, Singapore grew 14.2% compared with last year. We attribute much of this strength to our Asia-Pacific convention, which was held for the first time in late March and was attended by many of our Associate leaders in that region.
   "As we indicated in our 2005 fourth quarter press release, we are now required under Statement of Financial Accounting Standards 123(R) to expense equity-based compensation, beginning with the first quarter of 2006," continued Fuller. We estimate this expense will decrease our earnings per share for the full year 2006 by approximately $0.15.
   "With respect to guidance," continued Fuller, "we expect net sales in the second quarter of 2006 to be in the range of $92 million to $94 million, compared with $82.0 million in the second quarter of last year, a growth rate of 12% to 15%. We expect earnings per share in the second quarter of 2006 to be between $0.54 and $0.56, excluding the expensing of equity-based compensation. After the adjustment for expensing of equity-based compensation, we expect earnings per share for the second quarter of 2006 to be between $0.51 and $0.53.
   "For the full year 2006," continued Fuller, "we reiterate our previous guidance and expect to grow net sales between 15% and 20%, compared with 2005. Additionally, we expect earnings per share growth for the full year 2006 to be between 15% and 20%, excluding the expensing of equity-based compensation. This earnings per share estimate also assumes a tax rate for 2006 of 35.5%, compared with the 33.7% tax rate for 2005, which translates to a reduction of approximately $0.06 per share for the full year."
   USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 19, 2006, at 11 a.m. EST. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

   About USANA

   USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

   Safe Harbor

   This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.


                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (In thousands, except per share data)

                                          Quarter Ended
                                      ---------------------
                                       2-Apr-05   1-Apr-06
                                      ---------- ----------
                                      (Unaudited)(Unaudited)

Net sales                              $76,578    $89,651
Cost of sales                           18,010     21,338
                                     ---------- ----------
    Gross profit                        58,568     68,313

Operating expenses
  Associate incentives                  29,550     35,428
  Selling, general and
   administrative                       14,849     17,626
  Research and development                 599        732
                                     ---------- ----------

    Earnings from operations            13,570     14,527

Other income                               165        295
                                     ---------- ----------
    Earnings before income taxes        13,735     14,822

Income taxes                             4,807      5,262
                                     ---------- ----------

NET EARNINGS                            $8,928     $9,560
                                     ========== ==========

Earnings per share - diluted             $0.45      $0.50
                                     ========== ==========
Weighted average shares outstanding
 - diluted                              19,971     19,239
                                     ========== ==========


                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                                   As of       As of
                                                 31-Dec-05   1-Apr-06
                                                ---------- -----------
                                                           (Unaudited)
ASSETS
  Cash and cash equivalents                       $10,579     $25,505
  Inventories                                      22,223      21,295
  Other current assets                              9,028       9,598
                                                ---------- -----------
Total current assets                               41,830      56,398

  Property and equipment, net                      23,302      23,489
  Goodwill                                          5,690       5,690
  Other assets                                      2,886       2,771
                                                ---------- -----------
    Total assets                                  $73,708     $88,348
                                                ========== ===========


LIABILITIES AND STOCKHOLDERS'  EQUITY

  Accounts payable                                 $4,955      $5,652
  Other current liabilities                        21,601      24,624
                                                ---------- -----------
Total current liabilities                          26,556      30,276

  Other long-term liabilities                       1,414         832

  Stockholders' equity                             45,738      57,240
                                                ---------- -----------
    Total liabilities and stockholders' equity    $73,708     $88,348
                                                ========== ===========


                      USANA Health Sciences Inc.
                      Sales by Segment and Region
                             (in thousands)

                                              Quarter Ended
                                    --------------------------------
                                       2-Apr-05          1-Apr-06
                                    ---------------  ----------------
                                      (Unaudited)      (Unaudited)
Region
------
North America
  United States                     $31,203   40.7%    $39,057   43.6%
  Canada                             14,862   19.4%     16,979   18.9%
  Mexico                              3,193    4.2%      4,098    4.6%
                                    -------- ------    -------- ------
    North America Total             $49,258   64.3%    $60,134   67.1%

Pacific Rim
  Australia-New Zealand              10,644   13.9%     11,274   12.6%
  Hong Kong                           3,040    4.0%      3,176    3.5%
  Japan                               2,498    3.3%      2,432    2.7%
  Taiwan                              5,064    6.6%      4,981    5.6%
  South Korea                         1,045    1.4%      1,216    1.4%
  Singapore                           3,100    4.0%      3,540    3.9%
                                    -------- ------    -------- ------
    Pacific Rim Total                25,391   33.2%     26,619   29.7%
                                    -------- ------    -------- ------
      Segment Total                  74,649   97.5%     86,753   96.8%
                                    -------- ------    -------- ------

  Contract Manufacturing              1,929    2.5%      2,898    3.2%
                                    -------- ------    -------- ------
    Consolidated                    $76,578  100.0%    $89,651  100.0%
                                    ======== ======    ======== ======


                      Active Associates by Region

                                                  As of
                                     ---------------------------------
                                        2-Apr-05         1-Apr-06
                                     ---------------- ----------------
                                       (Unaudited)      (Unaudited)
Region
------
North America
  United States                      45,000   37.8%     54,000   39.7%
  Canada                             22,000   18.5%     23,000   16.9%
  Mexico                              8,000    6.7%      9,000    6.6%
                                    -------- ------    -------- ------
    North America Total              75,000   63.0%     86,000   63.2%

Pacific Rim
  Australia-New Zealand              15,000   12.6%     17,000   12.5%
  Hong Kong                           5,000    4.2%      5,000    3.7%
  Japan                               4,000    3.4%      5,000    3.7%
  Taiwan                             10,000    8.4%     13,000    9.6%
  South Korea                         2,000    1.7%      1,000    0.7%
  Singapore                           8,000    6.7%      9,000    6.6%
                                    -------- ------    -------- ------
    Pacific Rim Total                44,000   37.0%     50,000   36.8%
                                    -------- ------    -------- ------
  Total                             119,000  100.0%    136,000  100.0%
                                    ======== ======    ======== ======


                  Active Preferred Customers by Region

                                                  As of
                                     ---------------------------------
                                        2-Apr-05          1-Apr-06
                                     ---------------  ----------------
                                       (Unaudited)       (Unaudited)
Region
------
North America
  United States                      40,000   60.6%     46,000   63.0%
  Canada                             18,000   27.3%     18,000   24.7%
  Mexico                              1,000    1.5%      2,000    2.7%
                                    -------- ------    -------- ------
    North America Total              59,000   89.4%     66,000   90.4%

Pacific Rim
  Australia-New Zealand               5,000    7.6%      6,000    8.2%
  Hong Kong                           1,000    1.5%        (a)    0.0%
  Japan                               1,000    1.5%      1,000    1.4%
  Taiwan                                (a)    0.0%        (a)    0.0%
  South Korea                           (a)    0.0%        (a)    0.0%
  Singapore                             (a)    0.0%        (a)    0.0%
                                    -------- ------    -------- ------
    Pacific Rim Total                 7,000   10.6%      7,000    9.6%
                                    -------- ------    -------- ------
  Total                              66,000  100.0%     73,000  100.0%
                                    ======== ======    ======== ======

  (a) Count of Active Preferred Customers is less than 500.


    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com